Exhibit 10.1

April 19, 2015

Jonathan Lloyd Jones

Subject: Employment with Neuralstem, Inc.

Dear Jonathan,

It is our pleasure to extend you an offer of employment at Neuralstem, Inc. with a start date of May 18, 2015. Employment with Neuralstem Inc. is at-will employment. Your position will be Chief Financial Officer. Your gross salary will be $26,250 monthly based on an annual salary of $315,000. You will be paid monthly on the 25th of each month for that month, so your first paycheck will be on May 25th 2015. Direct deposit is available and encouraged. You will be reporting to the President & CEO, Richard Garr.

As a salaried employee you will be eligible for group health, dental, and vision insurance plans for yourself and your family at no cost to you. Your paid time off includes 10 holidays and three weeks of vacation annually. In addition, the Company is typically closed between the Christmas and New Year’s holidays. The Company will provide you with a cell phone and a computer and an iPad/Board Book and will pay directly all cell phone and other telecommunications/internet costs, including those associated with any remote access required. All business and travel expenses including meals and lodging will be reimbursed if not paid for directly by the Company.

Short term incentives are awarded on an individual performance basis at the end of the calendar year, and you will eligible for a bonus of up to 50% of your annual salary. It is the practice of the Company to pro rate that for employees whose employment begins, like yours, mid year for the first year. The award is made by the Compensation committee of the Board. Neuralstem does not guarantee these bonuses. This award may be taken by the employee in either stock options, restricted stock, restricted stock option units or cash; or any combination thereof as the employee sees fit. You are also eligible for our long term incentive program, which consists of annual grants of employee incentive stock options (ISO) for up to 50% of your gross annual salary. These awards may only be taken as stock options. This award is also made by the Compensation committee of the Board. Neuralsetem does not guarantee these bonuses. In addition you will be granted a one time option award for 50,000 shares from the plan, upon your commencement of employment. The strike price of the options shall be the closing price of the stock on Friday May 18th , 2015. These options will vest quarterly over two years.

As agreed in our discussions, we anticipate that you will be commuting from Boston for the first four to perhaps six months, and Neuralstem will pay for reasonable commuting costs including transportation and local housing during this period.

Also as agreed in our discussions you will be entitled to a severance payment should your employment be terminated by the Company for any reason other than “cause”. This severance payment shall be equal to One Year’s salary at your then current annual rate. In addition, any of the 50,000 options from the initial award referred to above which have not yet vested, shall immediately vest. This severance provision shall also apply to termination as a result of change of control.

20271 Goldenrod Lane, 2nd Floor | Germantown, MD 20876

301-366-7062 | Fax: 301-560-6634

When you start work you will be required to sign Neuralstem's standard confidentiality agreement.

We are pleased to have you joining Neuralstem, Inc. and look forward to a long and mutually rewarding relationship. Please indicate your acceptance by signing and returning a scanned copy of this document.

Sincerely,

Richard Garr, CEO/ acting CFO

Accepted:	Date: